Exhibit 10.38

FIRST AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
SH EMPLOYEECO LLC

This First Amendment to Limited Liability Company Agreement of SH Employeeco LLC (the “Company”), effective as of April 25, 2013 (this “Amendment”), is made and entered into by Station Holdco LLC, as Manager of the Company. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Limited Liability Company Agreement of SH Employeeco LLC, dated as of July 1, 2012 (as amended, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Agreement”).

WHEREAS, the Company holds units in the Manager; and

WHEREAS, concurrently herewith, the Manager is entering into an amendment (the “Holdco Amendment”) to its limited liability company agreement in connection with the issuance by the Manager of additional units to the Company and the Company’s simultaneous issuance of additional Units to certain executives of the Manager and its subsidiaries; and

    WHEREAS, the Manager wishes make certain amendments to the Agreement to correspond to the Holdco Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Manager hereby agrees as follows:

Section 1.01    Amendments.

(a)Section 2.1. Section 2.1 of the Agreement is hereby amended by adding the defined term “Threshold Value,” to read as follows:

“‘Threshold Value’ means, with respect to a Unit, the ‘Threshold Value,’ if any, assigned to such Unit in a Member’s Award Agreement.”

(b)Section 3.1(d). Section 3.1(d) of the Agreement is hereby amended by deleting the last sentence thereof.

(c)Section 5.1. Section 5.1 of the Agreement is hereby amended by adding a new sentence to the end thereof, to read as follows:

“Notwithstanding anything herein contained to the contrary, in respect of a Member holding Units that correspond to units in Holdco having a Threshold Value (such Units in the Company, “Threshold Value Company Units” and such corresponding units in Holdco, “Threshold Value Holdco Units”), such Member shall be entitled to receive distributions from the Company with respect to its Threshold Value Company Units only to the extent of distributions (including tax distributions) received by the Company from Holdco with respect to the Threshold Value Holdco Units.”

(d)Section 9.1. Section 9.1 of the Agreement is hereby amended by replacing the reference to “Section 7.9” therein with “Section 7.4”.

(e)Section 12.3. Section 9.1 of the Agreement is hereby amended by replacing the reference to “Section 3.6” therein with “Section 3.5”.

(f)Agreement References. Effective as of the date hereof, references in the Agreement (including references to the Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Agreement as amended hereby.

Section 1.02 Miscellaneous. Except as provided for herein, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

STATION HOLDCO LLC, as Manager

By:	/s/ Richard Haskins
	Name	Richard J. Haskins
	Title:	Executive Vice President